Filed Pursuant To Rule 433

Registration No. 333-217785

November 8, 2018

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

October 2018

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	141,641,312	4,334,074	1,587,941	2,746,134	11,090,040	14,642,890
XLF	Financial Select Sector SPDR Fund	88,246,560	217,191	74,206	142,985	1,821,011	2,429,408
XLK	Technology Select Sector SPDR Fund	27,447,406	32,459	10,570	21,890	166,803	238,228
XLP	Consumer Staples Select Sector SPDR Fund	26,235,308	21,572	7,950	13,623	161,800	242,628
XLU	Utilities Select Sector SPDR Fund	24,253,060	52,791	17,872	34,919	251,690	454,012
XLI	Industrial Select Sector SPDR Fund	22,657,436	46,372	16,981	29,391	216,975	296,801
XLE	Energy Select Sector SPDR Fund	20,818,290	56,534	27,422	29,113	411,196	542,413
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	20,502,930	148,069	39,824	108,245	707,242	1,887,694
XLV	Health Care Select Sector SPDR Fund	16,025,772	29,394	8,089	21,305	116,578	264,668
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	14,855,161	7,914	1,804	6,111	27,975	106,036
XLB	Materials Select Sector SPDR Fund	13,432,862	12,913	5,463	7,451	99,590	114,776
KRE	SPDR S&P Regional Banking ETF	11,864,343	85,122	22,734	62,389	608,703	468,383
XLY	Consumer Discretionary Select Sector SPDR Fund	11,252,660	7,621	2,697	4,924	61,160	103,906
GLD®	SPDR Gold Shares	10,458,137	118,955	75,761	43,195	1,856,656	766,484
XRT	SPDR S&P Retail ETF	8,009,786	22,348	6,236	16,113	76,447	250,939
XBI	SPDR S&P Biotech ETF	7,669,255	76,741	24,292	52,449	269,528	444,345
DIA	SPDR Dow Jones Industrial Average ETF Trust	6,890,923	67,600	32,544	35,056	422,380	262,703
XHB	SPDR S&P Homebuilders ETF	5,659,058	14,568	7,004	7,565	77,050	136,031
FEZ	SPDR EURO STOXX 50 ETF	5,184,406	14,581	1,087	13,495	80,596	192,747
XLRE	Real Estate Select Sector SPDR Fund	5,171,465	214	122	93	7,800	4,072
XLC	Communication Services Select Sector SPDR Fund	4,704,677	1,415	476	940	11,714	16,816
KBE	SPDR S&P Bank ETF	3,626,141	7,808	697	7,112	26,058	101,869
XME	SPDR S&P Metals & Mining ETF	3,067,838	6,273	2,812	3,461	74,431	110,540
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	3,012,288	1	1	1	14	100
SPYG	SPDR Portfolio S&P 500 Growth ETF	2,981,075	70	50	20	1,027	218
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	2,268,106	1	1	1	3	1
MDY	SPDR S&P MidCap 400 ETF Trust	1,945,445	1,042	744	298	28,292	16,412
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,684,420	191	159	33	3,667	657

Source: Bloomberg as of 10/31/2018.

STATE STREET GLOBAL ADVISORS. SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,595,436	27	16	11	307	295
SPDW	SPDR Portfolio Developed World ex-US ETF	1,392,309	1	1	1	57	1
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	1,307,948	—	2	—	45	—
SPYV	SPDR Portfolio S&P 500 Value ETF	1,249,614	71	68	3	1,458	30
SPLG	SPDR Portfolio Large Cap ETF	987,575	—	—	—	22	—
SPEM	SPDR Portfolio Emerging Markets ETF	912,184	1	1	1	4	10
SPTM	SPDR Portfolio Total Stock Market ETF	856,207	—	—	—	17	2
SDY	SPDR S&P Dividend ETF	677,831	56	27	30	2,156	934
SPSM	SPDR Portfolio Small Cap ETF	673,243	—	1	—	10	—
RWX	SPDR Dow Jones International Real Estate ETF	437,891	—	—	—	23	—
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	294,039	2	1	1	51	146
KIE	SPDR S&P Insurance ETF	278,822	44	4	41	318	789
CWI	SPDR MSCI ACWI ex-US ETF	237,422	—	—	—	1	—
RWR	SPDR Dow Jones REIT ETF	209,502	7	1	6	81	129
XAR	SPDR S&P Aerospace & Defense ETF	203,642	18	10	8	205	192
XSD	SPDR S&P Semiconductor ETF	185,329	17	14	3	304	82
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	184,037	—	—	1	50	49
RWO	SPDR Dow Jones Global Real Estate ETF	161,106	—	—	1	1	6
XPH	SPDR S&P Pharmaceuticals ETF	140,985	48	5	44	334	930
GNR	SPDR S&P Global Natural Resources ETF	134,498	2	1	2	128	112
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	120,499	2	2	1	32	78
DWX	SPDR S&P International Dividend ETF	102,936	1	—	1	17	2
EWX	SPDR S&P Emerging Markets SmallCap ETF	87,543	8	7	1	93	51
GXC	SPDR S&P China ETF	75,349	27	10	17	277	286
EDIV	SPDR S&P Emerging Markets Dividend ETF	63,485	3	2	1	24	25
GMF	SPDR S&P Emerging Asia Pacific ETF	24,079	1	1	1	10	22
KCE	SPDR S&P Capital Markets ETF	9,573	3	1	2	144	101

Source: Bloomberg as of 10/31/2018.

State Street Global Advisors

2

SPDR ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Investing involves risk, and you could lose money on an investment in SPDR Gold Trust (“GLD”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust    do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. Standard & Poor’s, S&P and SPDR are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. 2018 State Street Corporation. All Rights Reserved. State Street Global Advisors ID14862-2047512.11.1.AM.INST 1118 Exp. Date: 11/30/2019 SPD001745

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.